                                                                EXHIBIT 27(d)(i)

                [TRANSAMERICA LIFE INSURANCE COMPANY LETTERHEAD]

                               INSURED: (JOHN DOE)

                                OWNER: (JOHN DOE)

                             POLICY NUMBER: (SAMPLE)

                         EFFECTIVE DATE: (JUNE 1, 2003)

The Company will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 10 days after delivery, you can return the policy to the Company or to the Registered Representative through whom it was purchased. This is the Free Look Period. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid, less withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE. THE POLICY LOAN VALUE IS LESS THAN 100% OF THE NET CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to the Premiums section. The amount and interval of planned premiums, as stated in the application for this policy are shown on the Policy Specification page and are subject to any limits we set.

ANNUAL REPORT TO OWNER. An annual report in connection with this policy will be provided to you without charge. This report will tell you how much Cash Value and Net Cash Value there is as of the most recent Policy Anniversary, together with the amount of any unpaid loan. The report will also give you any other facts required by state law or regulation.

                        Signed for us at our home office

          /s/ CRAIG D. VERMIE                   /s/ LARRY N. NORMAN

                SECRETARY                             PRESIDENT
    This policy is a legal contract between the Policyowner and the Company.
                           READ YOUR POLICY CAREFULLY

                    VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
          VARIABLE LIFE INSURANCE BENEFIT - FLEXIBLE PREMIUM PAYMENTS
                       PROCEEDS PAYABLE AT INSURED'S DEATH
                     NO PREMIUMS PAYABLE ON OR AFTER AGE 100
                                NON-PARTICIPATING

                                TABLE OF CONTENTS

     Section Provisions                                    Contents                                   Page
--------------------------------      ------------------------------------------------------          -----
         DEFINITIONS                                                                                   3-4

         POLICY SPECIFICATION         Policy Identification and Specification                           5

ONE      LIFE INSURANCE BENEFITS      Life Insurance Benefit; Life Insurance Benefit Options           6-7

TWO      OWNER AND BENEFICIARY        Rights of Ownership; Successor Owner; Change of                   8
                                      Ownership; How to Name or Change Beneficiaries;
                                      Death of Beneficiary

THREE    POLICY CHANGES               Right to Change Your Policy; Increase or Decrease                 9
                                      in Face Amount; Change in Life Insurance Benefit
                                      Option

FOUR     PREMIUMS                     Premium Limitations; Payment of Premiums; Planned               10-11
                                      Premium and Unplanned Premiums; Allocation; Late
                                      Period; Reinstatement

FIVE     SEPARATE ACCOUNT             Establishment of Separate Account; (Separate                    11-14
                                      Account Charges) Investment; Ownership and Value
                                      of Assets; Transfer of Assets; Other Rights;
                                      Change in Investment Strategy; Purchase of Funds;
                                      Accumulation Units; Fund Transfer

SIX      CASH VALUE AND PARTIAL       Cash Value; Surrender and Partial Withdrawal;                   15-16
         WITHDRAWALS                  Monthly Deduction Charge; Cost of Insurance

SEVEN    LOANS                        Loan Account; Loan Value; Loan Request; Loan                      17
                                      Interest Rate; Loan Repayment

EIGHT    PAYMENT OF POLICY PROCEEDS   Alternative Ways in Which Proceeds of the Policy                  18
                                      May Be Paid

NINE     GENERAL PROVISIONS           Entire Contract; Application; Incontestability;                 19-21
                                      Suicide Exclusion; Dates; Age and Sex; Assignment;
                                      Protection Against Creditors; Payment to
                                      Corporation; Basis of Computation; Conformity with
                                      Law; Non-Participating Policy; Guaranteed Monthly
                                      Cost of Insurance Rates Table

         APPLICATION                  Attached to the Policy

         ENDORSEMENTS (if any)        Attached to the Policy

NOTE:    THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE COMPANY

PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS

                                   DEFINITIONS

When we use the following words, this is what we mean:

ACCUMULATION UNIT - These are the accounting units used to calculate the values under this policy.

ATTAINED AGE - The Issue Age plus the number of completed Policy Years since the Effective Date.

BENEFICIARY - The person(s) to whom the Life Insurance Benefit proceeds are paid upon the death of the Insured.

CASH VALUE - After the Free Look Period, the Cash Value is the value of the policy's Accumulation Units in each Subaccount plus the amount in the Loan Account, less any mortality and expense risk charges which have accrued since the last Monthly Deduction Date.

EFFECTIVE DATE - The date coverage under this policy becomes effective and the date from which Policy Anniversaries, Policy Years and Policy Months are determined. This date is shown on the Policy Specifications page.

FACE AMOUNT - The Face Amount is the Face Amount shown on the Policy Specifications page plus or minus any changes made as described in the Policy Changes section of the policy.

FIXED ACCOUNT - Allocation option with a declared interest rate. Assets of the Fixed Account will be held in the General Account.

FREE LOOK PERIOD - The 10-day period following delivery in which the policy can be returned to us.

GENERAL ACCOUNT - The assets of the Company other than those allocated to the Separate Account or any other separate account established by the Company.

GUIDELINE PREMIUM - The premium necessary to provide the benefits selected by the Owner under the policy based on the particular facts relating to the Insured and certain assumptions defined by law.

INSURED - The person upon whose life the policy is issued.

ISSUE AGE - The age of the Insured on the Effective Date. This age is shown on the Policy Specifications page.

LATE PERIOD - The period of time that coverage is continued after the Net Cash Value less any unpaid policy loan is less than the Monthly Deduction Charge for the next Policy Month.

LIFE INSURANCE BENEFIT - The Life Insurance Benefit proceeds payable under this policy will be based on the Life Insurance Benefit Option and the Face Amount in effect on the date of death. See Section 1.2 for details.

LIFE INSURANCE BENEFIT OPTION - One of three options that an owner may select for the computation of the Life Insurance Benefit proceeds.

LOAN ACCOUNT - A portion of the Company's General Account to which Cash Value is transferred to provide collateral for any loan taken under the policy.

LOAN AMOUNT - The Loan Amount on the last Policy Anniversary plus any new loans minus any loan repayments. On each Policy Anniversary unpaid loan interest is added to the Loan Amount.

LOAN VALUE - After the first Policy Year, the loan value on any given date is equal to 90% of the Net cash value on that date.

MONTHLY DEDUCTION DAY - The same date in each succeeding month as the Effective Date. Whenever the Monthly Deduction Day falls on a date other than a Valuation Date, the Monthly Deduction Day will be deemed to be the next Valuation Date.

MONTHLY DEDUCTION CHARGES - Includes monthly contract charge, monthly cost of insurance, a factor representing the mortality and expense risk charge, monthly cost for riders attached to the policy, and any temporary flat extra rating shown on the Policy Specifications page.

NET CASH VALUE - The amount payable upon surrender of the policy equal to the Cash Value as of the date of surrender, less any outstanding policy loan, any accrued loan interest due, and any surrender charges.

NET PREMIUM - The portion of the premium available for allocation to the Subaccounts of the Separate Account equal to the premium paid by the Policyowner less the applicable Percent of Premium Loads.

PERCENT OF PREMIUM LOAN - The percent shown on the Policy Specifications page deducted from each premium paid.

PARTIAL WITHDRAWAL - An amount withdrawn from the Net Cash Value which results in a reduction in the Net Cash Value by the amount withdrawn. See section 6.3 for details.

POLICY ANNIVERSARY - The same day and month as your Effective Date for each succeeding year your policy remains in force.

POLICY MONTH - A one-month period beginning on the Monthly Deduction Day.

POLICY YEAR - A twelve-month period beginning on the Effective Date or on a Policy Anniversary.

POLICYOWNER (OWNER, YOU, YOUR) - The person who owns the policy and who may exercise all rights under the policy while living.

SEPARATE ACCOUNT - One or more investment accounts established by the Company to receive and invest Net Premiums allocated under the policy as designated on the Policy Specification page.

SUBACCOUNT - A sub-division of the Separate Account. Each Subaccount invests in the shares of a specified portfolio of an insurance-dedicated fund or in a portfolio of securities and investments.

TARGET PREMIUM - Amount of premium used to determine Percent of Premium Loads.

TRANSFER - A Transfer of amounts between Subaccounts of the Separate Account. See Sections 5.12-5.14.

TRANSFER CHARGE - The Company reserves the right to apply a charge of $25.00 for each Transfer after the first twelve (12) Transfers in a given Policy Year.

VALUATION DAY - Each day on which the New York Stock Exchange is open for business.

VALUATION PERIOD - The period from the close of the immediately preceding Valuation Day to the close of the current Valuation Day.

                           POLICY SPECIFICATION PAGE

POLICY NUMBER: (110 Sample)                 INSURED: (John Doe)

INITIAL TARGET AMOUNT:

FACE AMOUNT: ($500,000)                      AGE/SEX: (M/35)

LIFE INSURANCE BENEFIT OPTION: (1)           EFFECTIVE DATE: (June 1, 2003)

PLANNED PREMIUM: ($20,640)

TARGET PREMIUM: ($20,640)                 OWNER: (American Trust & Savings Bank)

POLICY VALUE PROVISIONS:
         LIFE INSURANCE COMPLIANCE TEST:    (Cash Value Accumulation)
         MORTALITY AND EXPENSE RISK CHARGE:  2.0%

PERCENT OF PREMIUM LOAD:        15%

MONTHLY POLICY CHARGE:          $10.00

MONTHLY DEFERRED SALES LOAD:
         YEARS 2-7              0.30% OF FIRST YEAR PREMIUM

THE TAX STATUS OF THIS POLICY MAY CHANGE AND SHOULD BE REVIEWED EACH YEAR.

                                                                                                        PLANNED PREMIUM
TYPE OF                                                                                                    PAYMENTS
COVERAGE                       EFFECTIVE DATE             RISK CLASS              FACE AMOUNT              (ANNUAL)
-----------------------------------------------------------------------------------------------------------------------
BASIC POLICY                (November 1, 2002)            (Tobacco)                ($500,000)             ($20,640)
-----------------------------------------------------------------------------------------------------------------------

Basic Policy Initial Premium..................................  ($20,640)

Total Planned Premium Payments................................  ($20,640)

                      SECTION ONE - LIFE INSURANCE BENEFITS

1.1  LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY

We will pay the Life Insurance Benefit to the Beneficiary promptly, when we have proof that the Insured died while the life insurance coverage under this policy was in effect, subject to the General Provisions Section. A claim for the Life Insurance Benefit must be made in writing to our Home Office.

1.2  AMOUNT OF LIFE INSURANCE BENEFIT PROCEEDS PAYABLE UNDER THIS POLICY

The amount of Life Insurance Benefit proceeds payable under this policy will be based on the Life Insurance Benefit Option and the Face Amount in effect on the date of death. We will deduct mortality and expense risk charges which have accrued since the last Monthly Deduction Day from the Cash Value when calculating the Life Insurance Benefit. Any unpaid loan, including interest due will be deducted from the Life Insurance Benefit.

1.3  THE LIFE INSURANCE BENEFIT OPTIONS

The Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options:

OPTION 1:

This option provides a Life Insurance Benefit no less than the greater of (a) or
(b), where:

         (a)  is the Face Amount; and

         (b)  is the limitation percentage times the Cash Value.

OPTION 2:

Under this option, the Life Insurance Benefit is no less than the greater of (a) or (b), where:

         (a)  is the Face Amount plus the Cash Value; and

         (b)  is the limitation percentage times the Cash Value.

OPTION 3:

Under this option, the Life Insurance Benefit is no less than the greater of (a) or (b) where

         (a) is the Face Amount plus the sum of premiums paid less the sum of Partial Withdrawals; and

         (b) is the limitation percentage times the Cash Value.

1.4  COMPLIANCE WITH THE FEDERAL TAX CODE

This policy qualifies as life insurance under Internal Revenue Code Section 7702. You may choose either of two methods to comply. Your choice is shown on the Policy Specification page as Life Insurance Compliance Test. If you choose GUIDELINE PREMIUM, the limitation percentages are as follows:

Insured s Age on Policy                                                 Insured s Age on Policy
      Anniversary                        Limitation Percentage                Anniversary                 Limitation Percentage
-------------------------------------------------------------------------------------------------------------------------------
         0-40                                    250                               68                               117
          41                                     243                               69                               116
          42                                     236                               70                               115
          43                                     229                               71                               113
          44                                     222                               72                               111
          45                                     215                               73                               109
          46                                     209                               74                               107
          47                                     203                               75                               105
          48                                     197                               76                               105
          49                                     191                               77                               105
          50                                     185                               78                               105
          51                                     178                               79                               105
          52                                     171                               80                               105
          53                                     164                               81                               105
          54                                     157                               82                               105
          55                                     150                               83                               105
          56                                     146                               84                               105
          57                                     142                               85                               105
          58                                     138                               86                               105
          59                                     134                               87                               105
          60                                     130                               88                               105
          61                                     128                               89                               105
          62                                     126                               90                               105
          63                                     124                               91                               104
          64                                     122                               92                               103
          65                                     120                               93                               102
          66                                     119                             94-99                              101
          67                                     118                           100 & Over                           100
-----------------------------------------------------------------------------------------------------------------------

IF YOU CHOSE CASH VALUE ACCUMULATION, YOUR LIMITATION PERCENTAGES ARE AS
FOLLOWS:

-------------------------------------------------------------------------------------------------
 INSURED'S          LIMITATION                       INSURED'S             LIMITATION PERCENTAGE
  AGE ON            PERCENTAGE                        AGE ON
  POLICY                                              POLICY
ANNIVERSARY                                         ANNIVERSARY
-------------------------------------------------------------------------------------------------
                       Male           Female                            Male               Female
                       ----           ------                            ----               ------
      20               631             751               60              186                213
      21               612             727               61              181                207
      22               595             407               62              177                201
      23               577             681               63              172                196
      24               560             659               64              168                191
      25               542             638               65              164                186
      26               526             617               66              161                181
      27               509             597               67              157                176
      28               493             578               68              154                172
      29               477             559               69              151                167
      30               462             541               70              148                163
      31               447             523               71              145                159
      32               432             506               72              142                155
      33               418             489               73              140                152
      34               404             473               74              137                148
      35               391             458               75              135                145
      36               379             443               76              133                142
      37               366             428               77              131                139
      38               355             414               78              129                136
      39               343             401               79              127                134
      40               332             388               80              125                134
      41               322             376               81              124                129
      42               312             364               82              122                127
      43               302             353               83              121                125
      44               293             342               84              119                123
      45               284             332               85              118                121
      46               275             322               86              117                119
      47               267             312               87              116                118
      48               259             303               88              115                117
      49               251             294               89              114                115
      50               244             285               90              113                114
      51               237             276               91              112                113
      52               230             268               92              111                111
      53               224             261               93              110                110
      54               218             253               94              109                109
      55               212             246               95              107                108
      56               206             239               96              106                106
      57               201             232               97              105                105
      58               195             226               98              103                103
      59               190             219               99              102                102
                                                        100+             100                100
-------------------------------------------------------------------------------------------------

The tax code specifies that, once made, the election may not be changed.

                       SECTION TWO - OWNER AND BENEFICIARY

2.1  THE OWNER OF THIS POLICY

In this policy, the words 'you' and 'your' refer to the owner of this policy. As the owner, you will have all rights of ownership in this policy while the Insured is living. To exercise these rights, you do not need the consent of any Beneficiary.

A successor owner may be named in the application, or in a notice you sign that gives us the facts that we need.

2.2  CHANGE OF OWNER

You may change the owner of this policy, from yourself to a new owner, subject to our prior approval. You must provide us a notice you sign that gives us the facts we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

When we record a change of owner or successor owner, these changes will take effect as of the date you signed the notice, subject to any payments we made or action we took before recording these changes. We may require that these changes be endorsed in the policy. Changing the owner or naming a new successor owner cancels any prior choice of owner, but does not change the Beneficiary.

The successor owner will become the new owner when you die if you die before the Insured. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

2.3  BENEFICIARY OF THIS POLICY

The Beneficiary for any Life Insurance Benefit proceeds may be named in the application or in a notice you sign that gives us the facts that we need.

One or more Beneficiaries for any Life Insurance Benefit proceeds may be named in the application, or in a notice you sign that gives us the facts that we need. If more than one Beneficiary is named, they can be classed as first, second, and so on. If two or more are named in a class, their shares in the proceeds are equal unless the shares are stated otherwise.

The state shares of the proceeds will be paid to any first Beneficiaries who survive the Insured. If no first Beneficiaries survive, payment will be made to any Beneficiary surviving in the second class, and so on.

2.4  CHANGE OF BENEFICIARY

While the Insured is living, you may change the Beneficiary, subject to our prior approval. You must provide us a notice you sign that gives us the facts we need.

When we record a change of Beneficiary, it will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.5  NO SURVIVING BENEFICIARIES

If no Beneficiary for the Life Insurance Benefit proceeds, or for a stated share, survives the Insured, the right to these proceeds or this share will pass to you. If you are the Insured, this right will pass to your estate. Unless stated otherwise in the policy or in your signed notice, which is in effect at the Insured's death, if any Beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the proceeds as though that Beneficiary died first.

                         SECTION THREE - POLICY CHANGES

3.1  CHANGES TO FACE AMOUNT OR LIFE INSURANCE BENEFIT OPTION

On or after the first Policy Anniversary, you may apply in writing to have the Face Amount increased or decreased (without having the Life Insurance Benefit Option changed), or have the Life Insurance Benefit Option changed. You may also have riders added to your policy if we agree. To make these changes, we must receive your signed request at our Home Office.

To increase the Face Amount or to change the Life Insurance Benefit Option, we may also require a written application signed by you and the Insured, and proof of insurability. Any increase in Face Amount will be subject to limits we set.

Changes may only be made while the Insured is living, and only if this Policy would continue to qualify as life insurance, as defined under Section 7702 of the Internal Revenue Code of 1986, as amended.

3.2  INCREASE IN THE POLICY FACE AMOUNT

An increase will take effect on the Monthly Deduction Day on or after the day we approve your request for the increase.

The cost of insurance for each increase will be based on the attained age, sex, and class of risk of the original policy.

For the amount of each increase, the two-year period in the Incontestability and Suicide Exclusion provision will each start on the date when such increase takes effect.

3.3  DECREASE IN THE POLICY FACE AMOUNT

A decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Home Office.

Decreases will be applied against the Face Amount in the reverse order in which any increases were issued.

3.4  CHANGE INSURANCE BENEFIT OPTION

If you change from Option 2 to Option 1, the Face Amount will be increased by the Cash Value. If you change from Option 3 to Option 1, the Face Amount will be increased by the sum of the premiums paid less the sum of Partial Withdrawals. If you change from Option 1 to Option 2, the Face Amount will be decreased by the Cash Value. If you change from Option 1 to Option 3, the Face Amount will be decreased by the sum of the premiums paid less the sum of Partial Withdrawals. We do not allow changes between Option 2 and Option 3. Any Option change will take effect on the Monthly Deduction Day on or following the date we approve your signed request.

3.5  ADDING RIDERS TO THE POLICY

The rider will take effect on the Monthly Deduction Day on or after the day we approve your request.

                             SECTION FOUR - PREMIUMS

4.1  PREMIUM LIMITATIONS

Premium payments may not be made if you chose the Guideline Premium method of compliance, and if such payments would disqualify the policy as life insurance, as defined under Section 7702 of the Internal Revenue Code of 1986, as amended. If the premium paid during any Policy Year exceeds the maximum permitted under the Internal Revenue Code, we will return any such excess within 60 days after the end of the Policy Year with interest at a rate of not less than 2%.

4.2  PAYMENT OF PREMIUMS

At any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living, premiums can be paid at any frequency or by any method we make available. Premiums are payable at our Home Office. The Cash Value is based on the amount and frequency of premiums that have been paid. Please refer to the Cash Value and Partial Withdrawal Section for full details.

4.3  PLANNED PREMIUMS

The amount of the initial premium, and the amount and frequency of planned premiums, as stated in the application, are shown on the Policy Specifications page. The amount of any planned premium may be increased or decreased subject to the limits we set. Planned premiums end on the Policy Anniversary on which the Insured is age 100.

You may elect not to make a planned premium payment at any time. You may also make other premium payments that are not scheduled.

4.4  PREMIUM PAYMENTS ALLOCATION TO THE SUBACCOUNTS

When we receive a premium payment, we will deduct the Percent of Premium Loads not to exceed the amount shown on the Policy Specification page to determine the Net Premium which is the amount that will be applied to the Separate Account.

The Net Premium will be applied to the Separate Account Subaccounts in accordance with your allocation election in effect at that time, and before any other deductions that may be due are made. Any premiums received prior to the end of the Free Look Period will be held in our General Account or, if available, may be held in a Money-Market Subaccount Premiums held in the General Account will be credited with interest at a rate of not less than 2.0% per annum. Premiums held in a Money-Market Subaccount will be subject to the investment experience of the Money-Market Subaccount. The entire balance will be applied as above at the end of the Free Look Period.

4.5  CHANGING ALLOCATION ELECTIONS

You may change your allocation election, stated in the application, by written request. Your allocation percentages must total 100%. Each percentage must either be zero, or a whole number that is at least 1%. The change will become effective on the date we receive the request at our Home Office. We reserve the right to limit the number of changes of the allocation of Net Premiums to one per year.

4.6  FAILURE TO MAKE PREMIUM PAYMENTS

This policy and its riders will continue in effect as long as the Net Cash Value is sufficient to pay Monthly Deduction Charges.

4.7  THE LATE PERIOD

If, on a Monthly Deduction Day, the Net Cash Value is less than the Monthly Deduction Charges for the next Policy Month, the policy will continue for a Late Period of 62 days after the date we mail the notice described below. If we do not receive a premium payment before the end of the Late Period, the policy will end and there will be no more benefits under the policy. To inform you of this event, we will mail a notice to you at your last known address. We will also mail a copy of the notice to the last known address of any assignee in our records.

4.8  INSURED DEATH DURING THE LATE PERIOD

It may happen that the Insured dies during a Late Period. In that case, we will pay the Life Insurance Benefit. However, the proceeds will be reduced by the amount of any unpaid loan and Monthly Deduction Charges for the full Policy Month or months that run from the beginning of the Late Period, through the Policy Month in which the Insured died.

4.9  REINSTATEMENT OF THE POLICY

Within 5 years after the policy has ended, you may apply in writing to reinstate the policy, if you did not surrender it for its full Net Cash value. When you apply, you must provide proof of insurability that is acceptable to us, unless the required payment is made within 31 days after the end of the Late Period.

4.10 REINSTATEMENT PAYMENT REQUIRED

The required payment will be an amount sufficient to keep this policy in force for at least 2 months. This payment will be in lieu of the payment of all premiums in arrears. Any unpaid loan must either be reinstated, or it must be repaid. Loan interest will be applied at the rate of 4% compounded once each year from the end of the Grace Period of the date of reinstatement.

If a policy loan interest rate of less than 4% is in effect when the policy is reinstated, the interest rate for unpaid loan at the time of reinstatement will be at the same as the policy loan rate. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement signed by you.

              SECTION FIVE - SEPARATE ACCOUNT AND THE FIXED ACCOUNT

5.1  THE ESTABLISHMENT OR MAINTENANCE OF THE SEPARATE ACCOUNT

We have established and maintained the Separate Account under the laws of the State of Iowa. Any realized or unrealized income net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses including income, gain or losses from our other separate accounts. We put assets in the Separate Account for this policy, and we may also do the same for any other corporate variable life insurance policies we may issue.

5.2  THE SEPARATE ACCOUNT ASSETS

The Separate Account invests its assets either in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Subaccounts. We reserve the right to add, remove or combine any Subaccount of the Separate Account. We will notify you prior to any such change in the Subaccounts.

5.3  OWNERSHIP OF ASSETS IN THE SEPARATE ACCOUNT

The assets of the Separate Account are our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business we may conduct. We reserve the right to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

5.4  VALUATION OF THE ASSETS OF THE SEPARATE ACCOUNT

On each Valuation Day, the assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we established in good faith.

5.5  TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT

We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account" as used in this policy, shall then mean the separate account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

5.6  OUR OTHER RIGHTS

We also reserve the right, when permitted by law, to:

         (a) de-register the Separate Account under the Investment Company Act of 1940;

         (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

         (c) restrict or eliminate any voting right of Policyowners or other persons who have voting rights as to the Separate Account, and

         (d) combine the Separate Account with one or more other Separate Accounts.

5.7  CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT

An investment objective of the Separate Account may be changed. It will only be changed if approved by the appropriate insurance official of the State of Iowa or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8  INTEREST OF THIS POLICY IN THE SEPARATE ACCOUNT

The interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units.

5.9  ACCUMULATION UNITS

Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in a Subaccount will be determined by dividing the part of any premium payment or the part of any Transfer supplied to that Subaccount, by the value of an Accumulation Unit for that Subaccount on the transaction date. Premium payments allocated, Transferred or otherwise added to the Subaccounts will be applied to provide Accumulation Units in those Subaccounts. Accumulation Units are redeemed when amounts are loaned, Transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.10 DETERMINING THE NUMBER OF ACCUMULATION UNITS

Accumulation Units are bought and sold each time there is a policy transaction. The number of Accumulation Units in a Subaccount on any day is determined as follows:

Step 1: From the units as of the prior Monthly Deduction Day, subtract the units sold to pay any Partial Withdrawals per section 6.3.

Step 2: Add units bought with any premiums received or experience credits, if applicable, since the prior Monthly Deduction Day per section 4.4.

Step 3: Subtract any units sold to Transfer amounts into the Loan Account per section 7.2.

Step 4: Add any units bought with loan repayments per section 7.6.

Step 5: Subtract any units sold to Transfer amounts into other Subaccounts per section 5.12.

Step 6: Add any units bought from amounts Transferred from other Subaccounts per section 5.12.

The number of units on a Monthly Deduction Day is the result of steps 1 to 6, minus the number of units sold to pay the Monthly Deduction Charge per section
6.4. If the Monthly Deduction Day is a Policy Anniversary, the number of units will be increased or decreased by units bought or sold for any amounts transferred to or from the Loan Account per section 7.6.

5.11 VALUATION OF AN ACCUMULATION UNIT

The value of an Accumulation Unit on any Valuation Day is determined by multiplying the value of that unit on the immediately preceding Valuation Day by the net investment factor for the Valuation Period. The net investment factor for this policy, used to calculate the value of an Accumulation Unit in any Subaccount of the Separate Account for the Valuation Period is determined by dividing (a) by (b), where:

    (a) is the sum of:

         (1) the net asset value of the fund shares held in the Separate Account for that Subaccount determined at the end of the Valuation Period, plus

         (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Subaccount if the ex-dividend date occurs during the Valuation Period.

    (b) is the net asset value of the fund shares held in the Separate Account for that Subaccount determined as of the end of the immediately preceding Valuation Period.

The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

5.12 TRANSFERS BETWEEN SUBACCOUNTS

Transfers may be made between Subaccounts of the Separate Account.

We reserve the right to apply a charge, not to exceed $25, for each Transfer after the first twelve in a given Policy Year. This charge is applied to the appropriate Subaccounts on the basis of the amount of the total Transfer that is allocated from each Subaccount.

5.13 EFFECTIVE DATE OF TRANSFERS

Transfers will take effect as of the next Valuation Day after we receive your signed written request at our Home Office.

5.14 TRANSFER LIMITS

The minimum amount that can be Transferred is the lesser of $500 or the value of all remaining Accumulation Units in the Subaccount, unless we agree otherwise. The Subaccount from which the transfer is being made must maintain a minimum balance of $500 after the Transfer is completed. If, after a Transfer, the value of the remaining Accumulation Units in a Subaccount would be less than $500, we have the right to include that amount as part of the Transfer.

5.15 FIXED ACCOUNT VALUE

At the end of any Valuation Period, the Fixed Account Value is equal to:

         (a)  the sum of all Net premiums allocated to the Fixed Account; plus

         (b)  any amounts transferred from a Subaccount to the Fixed Account;
              plus

         (c) any amounts charged to pay for monthly deductions as they are due; minus

         (d)  any amounts charged to pay for Deferred Sales charge, minus

         (e) any amounts withdrawn from the Fixed Account to pay for partial withdrawals; minus

         (f)  any amounts transferred from the Fixed Account to a Subaccount

We reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after we receive such written request.

Assets of the Fixed Account will be held in the General Account.

5.16 FIXED ACCOUNT INTEREST RATE

The guaranteed interest rate for amounts in the Fixed Account is .16516% per month, compounded monthly which is equivalent to 2% compounded annually.

The Company may use current interest rates greater than the guaranteed rates to calculate the Fixed Account Value. The Company will declare these interest rates. The Company may apply a rate of interest less than the current rate to the portion of the Fixed Account Value equal to any outstanding loan(s). However, each rate cannot be less than the guaranteed rate.

5.17 FIXED ACCOUNT TRANSFER LIMITS

On Transfers from the Fixed Account to a Subaccount, we reserve the right to impose the following restrictions:

         (1)  No Transfers during the first policy year;

         (2)  One Transfer out of the Fixed Account per policy year thereafter;

         (3) Transfers are only allowed during the 30 days following a policy anniversary; and

         (4)  The maximum amount that may be Transferred is the greater of:

              (a)  25% of the then-current value of the Fixed Account, or

              (b) The amount Transferred in the prior Policy Year from the Fixed Account.

                SECTION SIX - CASH VALUE AND PARTIAL WITHDRAWALS

6.1  CASH VALUE OF THIS POLICY

The Cash Value on any date during the Free Look Period is no less than the amount in the General Account or held in a Money-Market Subaccount. The Cash Value on any date after the Free Look Period is no less than the value of your policy's Accumulation Units in the Separate Account plus the amount in the Loan Account less any mortality and expense risk charges which have accrued since the last Monthly Deduction Day.

6.2  SURRENDER

You may apply to receive the full Net Cash Value, while the Insured is alive and this policy is in effect. The Net Cash Value will be calculated as of the date on which we receive your signed request at our Home Office. All insurance will end on the date we receive your request for a full Net Cash Value benefit. The Net Cash Value at any time equals the Cash Value less any unpaid loan and accrued loan interest due and surrender charges.

6.3  PARTIAL WITHDRAWAL

After the first Policy Year, you may apply for a Partial Withdrawal of at least $500 and up to an amount equal to the full Net Cash Value, provided at least $500 of Net Cash Value would remain with us after we pay this benefit.

To withdraw funds from the policy, we must receive your signed request at our Home Office. We reserve the right to apply a charge equal to the lesser of $25 or 2% of the amount requested for each Partial Withdrawal. The charge will be made on a pro-rata basis from each of the Subaccounts, except as we may otherwise require or agree.

The Cash Value and the Net Cash Value will be reduced, as of the date of payment, by the amount of Partial Withdrawal that you make.

If Life Insurance Benefit Option 1 is in effect, the Face Amount will also be reduced by the amount of the Partial Withdrawal. If Life Insurance Benefit Option 2 is in effect, the Face Amount will not be changed by the amount of the Partial Withdrawal. If Life Insurance Benefit Option 3 is in effect, and the sum of all Partial Withdrawals is greater than the sum of the premiums, the Face Amount is reduced by the sum of the Partial Withdrawals minus the sum of the premiums, otherwise the Face Amount is not reduced. In no event will the Face Amount be reduced below $ 100.00.

6.4  DEDUCTIONS MADE AGAINST THE CASH VALUE

On the Effective Date and each Monthly Deduction Day the following deductions are made from the policy's Cash Value:

         (a) a monthly contract charge not to exceed the amount shown on the Policy Specifications page;

         (b) the monthly cost of insurance for the amount of Life Insurance Benefit in effect at that time;

         (c)  the monthly cost for any riders attached to this policy;

         (d) a monthly charge for the annual mortality and expense. The total monthly charges, in any year, will not exceed the amount shown on the Policy Specifications page.

During years 2 - 7 the monthly deferred sales load will be deducted. It will not exceed the amount shown on the Policy Specifications page.

A deduction may also be made for any temporary flat extras that may apply. The amount and duration of these flat extras, if any, are shown on the Policy Specifications page. All deductions are made on a pro-rata basis from each of the Subaccounts, unless we otherwise require or agree.

6.5  COST OF INSURANCE

The cost of insurance is calculated on each Monthly Deduction Day. The monthly cost of insurance is equal to (1) multiplied by the result of (2) minus (3), where:

         (1)  is the monthly cost of insurance rate per $1,000 of insurance;

         (2) is the number of thousands of Life Insurance Benefit (as defined in the application Option 1, Option 2 or Option 3 in the Life Insurance Benefit section); and

         (3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before this cost of insurance, and after any other monthly deductions are subtracted.)

6.6  COST OF INSURANCE RATES FOR FACE AMOUNT INCREASES

The same rate is used to obtain the cost of insurance for the initial Face Amount, and for each increase in the Face Amount.

6.7  COST OF INSURANCE RATES

The monthly rates that apply to the cost of insurance for the initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance rates attached to this policy. The actual rate applicable will be set by us in advance, at least once a year. Any change in the cost of insurance rate will be on a uniform basis for all Insureds of the same classification, such as attained age, sex, and risk classification.

6.8  COST OF RIDERS

For any rider made a part of this policy, it's monthly cost is as described in the rider or on the Policy Specifications page.

                              SECTION SEVEN - LOANS

7.1  LOAN VALUE

After the first Policy Year, using this policy as sole security, you can borrow a minimum of $500 and up to the Loan Value of this policy. The Loan Value on any date is equal to 90% of the Net Cash Value on that date. We permit a policy loan prior to the first Policy Anniversary for policies issued pursuant to a transfer of Cash Values from another life insurance policy under Section 1035(a) of the Code.

7.2  ESTABLISHMENT OF LOAN ACCOUNT

When a loan is requested, an amount is Transferred from the Subaccounts to the Loan Account equal to the requested loan amount. This Transfer will be made on a pro-rata basis from the various Subaccounts unless you request otherwise.

7.3  VALUE OF LOAN ACCOUNT

The Loan Account secures policy debt and is a part of our General Account. The amount in the Loan Account on any date will not be less than:

         (a) the amount in the Loan Account on the prior Policy Anniversary, increased with interest; plus

         (b) any loan taken since the prior Policy Anniversary, increased with interest; less

         (c) any loan amount repaid since the prior Policy Anniversary, increased with interest

Amounts in the Loan Account are credited at the end of each Policy year with interest at a rate of 2.0% per year.

7.4  LOAN INTEREST RATE

The Loan Interest Rate charged on borrowed funds equals 2.0% plus the Loan Interest Margin.

The interest rate we charge may be increased if the maximum Loan Interest Rate increases by 1/2% or more from that of the preceding policy year.

The interest rate we charge will be decreased if the maximum Loan Interest Rate decreases by 1/2 % or more from that of the preceding policy year.

The revised interest rate will be charged on the entire outstanding loan during the year. Any change in the interest rate will be effective on the Policy Anniversary.

We will notify you of the current Loan Interest Rate on your policy when you make a loan on your policy. We will notify you of other changes in the interest rate on existing loans within thirty days of the change.

7.5  LOAN INTEREST MARGIN

The Loan Interest Margin will never be more than 2.0%.

7.6  CREDITING LOAN PAYMENTS

All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be Transferred from the Loan Account to the Subaccounts using the allocation election in effect at the time of repayment.

On each Policy Anniversary, if the amount in the Loan Account exceeds the amount of any outstanding policy loans plus loan interest for one year, the excess will be Transferred from the Loan Account to the Subaccounts using the allocation election in effect at the time of repayment, otherwise an amount will be Transferred from the Subaccounts to the Loan Account as calculated in Section 7.2

7.7  FAILURE TO REPAY A LOAN

In a given Policy Year, it may happen that, based on the loan interest rate in effect when that year began, an unpaid loan will exceed the Cash Value. In that case, we will mail a notice to you at your last known address and a copy of the last known address of any assignee on our records. All insurance will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan over the Cash Value is not paid within that 31 days.

                   SECTION EIGHT - PAYMENT OF POLICY PROCEEDS

8.1  PAYMENT OF POLICY PROCEEDS

We will pay the policy proceeds in one sum or, if elected, all or part of these proceeds may be placed under the fixed period option described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Any life insurance proceeds paid in one sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 2% per year, and will not be less than required by law.

8.2  ELECTING AN OPTIONAL METHOD OF PAYMENT

While the insured is living, you can elect or change an option. You can also name or change one or more Beneficiaries who will be the payee or payees under that option subject to our prior approval.

After the Insured dies, any person who is to receive proceeds in one sum (Other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any unpaid amount we have at the death of the payee. Naming these payees cancels any prior choice of successor payee.

A payee who did not elect the option does not have the right to advance or assign payment, take payments in one sum, or make any other change. However, the payee may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3  OPTION CHANGES

If we agree, a payee who elects a fixed period option may later elect to have any unpaid amount we still have, or the present value of any elected payments, placed under some other option that we are offering at that time.

8.4  MINIMUM PAYMENTS

When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.5  SETTLEMENT OPTION RATES

All settlement option rates are based on the 2000 Individual Annuity Mortality Table, if applicable, and a guaranteed annual interest rate of 2%. The payee will receive the greater of:

1.  The income rate guaranteed in the policy; or

2.  The income rates in effect for us at the time the income payments are made.

8.6  FIXED PERIOD OPTION

Fixed Period (in months)                      Factor
------------------------                      ------
           60                                 17.49
          120                                  9.18
          180                                  6.42
          240                                  5.04
          300                                  4.22
          360                                  3.68

                        SECTION NINE - GENERAL PROVISIONS

9.1  ENTIRE CONTRACT

The entire contract consists of this policy, any attached endorsements, and the attached copy of the application and any supplemental applications. Also, any application used to apply for increases in the policy Face Amount will be attached to and made a part of this policy. Only our President, Secretary, or one of our Vice Presidents or one of our officers is authorized to change the contract, and then only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

Any extra benefit rider attached to the policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the rider.

9.2  THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY

In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them.

No statement made in connection with the application will be used by us to void this policy or to deny a claim unless that statement is a material misrepresentation and is part of the application.

9.3  CONTEST TO THIS POLICY

We will not contest the payment of the life insurance proceeds based on the initial Face Amount after this policy has been in force during the lifetime of the Insured for two years from the Effective Date. If the Face Amount of this policy is increased as described in the Policy Changes section, the two-year contestable period for such coverage shall begin on the Effective Date of such coverage increase. We may contest the payment of that amount only on the basis of those statements made in the application in connection with such increase in Face Amount.

However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the two year contestable period will be measured from the date this corresponding portion of term insurance became effective. Please refer to the provision or provisions that may be in any rider or riders attached to this policy regarding the contestability of the rider or riders.

9.4  SUICIDE

Suicide of the Insured while sane or insane within two years of the Effective Date is not covered by this policy. In that event this policy will end and the only amount payable will be the premiums paid to us less any loan and less any Partial Withdrawals paid.

If the Face Amount is increased or if a rider is added as described in the Policy Changes section, then the two year suicide exclusion period for such increase will begin on the date on which this increase or addition takes effect.

If the suicide exclusion applies to an increase in the Face Amount or rider, the only amount payable with respect to that coverage will be the total cost of insurance we deducted for that coverage.

However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the two year suicide exclusion period will be measured from the date that the corresponding portion of term insurance became effective.

9.5  THE DATES REFERRED TO IN THIS POLICY

Policy Years, Months, and Anniversaries are measured from the Effective Date.

9.6  PERSON'S AGE FOR THE PURPOSES OF THIS POLICY

In this policy, when we refer to a person's age on any date, we mean his or her age on his or her last birthday. However, the cost of insurance will be based on the Insured's age on the prior Policy Anniversary.

9.7  MISSTATEMENT OF PERSON'S AGE OR SEX

If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds up or down to reflect the correct age or sex. The amount of the Life Insurance Benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.

9.8  DEFERRAL OF PAYMENT OF A LOAN OR SURRENDER PROCEEDS

Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account.

9.9  ASSIGNMENT OF THE POLICY

While the Insured is living, you may assign this policy, or any interest in it, only if we agree. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned.

9.10 RIGHTS OF ASSIGNEE

An assignee may not change the owner or the Beneficiary, and may not elect or change an optional method of payment. Any amount payable to the assignee will be paid in one sum.

9.11 NOTICE OF ASSIGNMENT

We must have a copy of any assignment. We will not be responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

9.12 PAYMENTS MADE UNDER THIS POLICY

Except as stated in the assignment provision, payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.13 PAYMENTS FOR THIS POLICY

Any payment made to us by check or money order must be payable to the Company. Upon request, we will provide a countersigned receipt, signed by our President or Secretary for any payment paid to us.

9.14 DIVIDENDS

This is a non-participating policy, on which no dividends are payable.

9.15 STATUS OF YOUR POLICY

Each Policy Year after the first, while this policy is in force and the Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show as of that anniversary, the Cash Value and the amount of unpaid Loan. This report will also give you any other facts required by state law or regulation.

9.16 BASIS USED FOR COMPUTATION OF POLICY VALUES

All Cash Values and maximum cost of insurance rates referred to in this policy are based on the 1980 CSO Male or Female Aggregate Tables of Mortality if the Insured is in a standard class of risk. Separate scales of maximum cost of insurance rates apply to other risk classes. Semi-continuous functions are used with 4% interest. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes in detail how we compute policy benefits and Cash Values.

9.17 POLICY EXCHANGE

Within 24 months of the issue date of this policy, you may exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

a)  that this policy be in effect on the date of the exchange;

b)  repayment of any unpaid loan;

c) an adjustment, if any, for premiums and cash values of this and the new policy.

The date of exchange will be the later of (1) the date you send this policy along with a signed written request for an exchange; or (2) the date we receive at our Administrative Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

The date of the exchanged policy will be the same as the date of the original policy. The benefits of the new policy will not reflect the investment experience of the Separate Account. The new policy will be on a permanent plan of life insurance that we would be offering for this purpose on the date of issue of this policy. The new policy will have a face amount equal to the initial face amount of this policy. It will be based on the same issue age, sex and class of risk as this policy. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

                   GUARANTEED MONTHLY COST OF INSURANCE RATES

When insurance is sold on a substandard basis, the Guaranteed Cost of Insurance Rates shown below are increased 25% for each additional rating class above standard.

ATTAINED
  AGE            MALE        FEMALE
--------       --------     --------
   20          $ 0.1583     $ 0.0883
   21            0.1583       0.0900
   22            0.1567       0.0917
   23            0.1533       0.0933
   24            0.1500       0.0958
   25            0.1458       0.0975
   26            0.1433       0.1000
   27            0.1425       0.1033
   28            0.1417       0.1067
   29            0.1433       0.1100
   30            0.1458       0.1142
   31            0.1500       0.1183
   32            0.1558       0.1225
   33            0.1625       0.1283
   34            0.1708       0.1342
   35            0.1808       0.1417
   36            0.1933       0.1517
   37            0.2075       0.1633
   38            0.2233       0.1775
   39            0.2417       0.1933
   40            0.2625       0.2108
   41            0.2850       0.2292
   42            0.3092       0.2483
   43            0.3358       0.2667
   44            0.3642       0.2867
   45            0.3942       0.3067
   46            0.4267       0.3267
   47            0.4608       0.3492
   48            0.4975       0.3733
   49            0.5383       0.3992
   50            0.5833       0.4275
   51            0.6358       0.4583
   52            0.6942       0.4933
   53            0.7608       0.5317
   54            0.8342       0.5708
   55            0.9133       0.6108
   56            0.9975       0.6500
   57            1.0867       0.6875
   58            1.1817       0.7250
   59            1.2850       0.7667
   60          $ 1.4000     $ 0.8167
   61            1.5300       0.8783
   62            1.6767       0.9575
   63            1.8408       1.0525
   64            2.0225       1.1600
   65            2.2183       1.2742
   66            2.4275       1.3925
   67            2.6492       1.5108
   68            2.8875       1.6325
   69            3.1508       1.7692
   70            3.4475       1.9300
   71            3.7858       2.1275
   72            4.1733       2.3725
   72            4.6117       2.6658
   73            5.0917       3.0042
   75            5.6042       3.3800
   76            6.1417       3.7875
   77            6.6975       4.2233
   78            7.2767       4.6933
   79            7.8967       5.2142
   80            8.5783       5.8058
   81            9.3408       6.4858
   82           10.2008       7.2708
   83           11.1533       8.1583
   84           12.1767       9.1350
   85           13.2483      10.1908
   86           14.3508      11.3183
   87           15.4775      12.5150
   88           16.6275      13.7817
   89           17.8075      15.1283
   90           19.0358      16.5708
   91           20.3425      18.1400
   92           21.7858      19.8908
   93           23.5108      21.9508
   94           25.8308      24.6025
   95           29.3217      28.4183
   96           35.0825      34.4900
   97           45.0833      44.7700
   98           62.0958      61.9967
   99           83.3333      83.3333

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